As filed with the Securities and Exchange Commission on March 4, 2016

File No. 811-09869

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

Amendment No. 26 [X]

FRANKLIN FLOATING RATE MASTER TRUST
(Exact Name of Registrant as Specified in Charter)

ONE FRANKLIN PARKWAY, SAN MATEO, CA 94403-1906
(Address of Principal Executive Offices) (Zip Code)

(650) 312-2000
Registrant's Telephone Number, Including Area Code

Craig S. Tyle, One Franklin Parkway San Mateo, CA 94403-1906
(Name and Address of Agent for Service of Process)

Please send Copy of Communications to:
Bruce G. Leto, Esq.
Stradley, Ronon, Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19102

EXPLANATORY NOTE

This Amendment No. 26 (Amendment) to the Registration Statement of Franklin Floating Rate Master Trust (Registrant) on Form N-1A (File No. 811-09869) relates only to Part A and Part B of Franklin Middle Tier Floating Rate Fund and Franklin Lower Tier Floating Rate Fund, each a series of the Registrant (each, a Fund and together, the Funds), and does not otherwise delete, amend, or supersede any other information relating to the prospectus or SAI of any other series of the Registrant.

The Amendment is being filed under the Investment Company Act of 1940, as amended (1940 Act), to amend and supplement Amendment No. 25 to the Registrant’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission on December 29, 2015 under the 1940 Act (Accession No. 0001109441-15-000033) (Amendment No. 25), as pertaining to the Part A and Part B of the Funds set forth above.  The Part A and the Part B of the Funds, as filed in Amendment No. 25, are incorporated herein by reference.

The shares of the Funds are not registered under the Securities Act of 1933, as amended (1933 Act), because each Fund issues its shares only in private placement transactions that do not involve a public offering within the meaning of Section 4(2) of the 1933 Act. Shares of each Fund are sold only to “accredited investors,” as defined in Regulation D under the 1933 Act. This Amendment is not offering to sell, or soliciting any offer to buy, any security to the public within the meaning of the 1933 Act.

SUPPLEMENT DATED march 4, 2016

TO THE pART A dated DECEMBER 29, 2015

OF

Franklin Middle Tier Floating Rate Fund

Franklin Lower Tier Floating Rate Fund

(series of Franklin Floating Rate Master Trust)

Part A is amended as follows:

I.   The following is added to the sub-section “Portfolio Managers” under Item 5:

Alex G. Yu, CFA  Portfolio Manager of Advisers and portfolio manager of each Fund since March 2016.

II. The following sentence replaces the last sentence of the first paragraph under the sub-section “Principal Investment Strategies” under Item 9:

Each Fund is a “non-diversified” fund, which means it generally invests a greater portion of its assets in the securities of one or more issuers and invests overall in a smaller number of issuers than a diversified fund.

III. The following sentence replaces the first sentence under the sub-section “Industry Concentration” under Item 9:

The Fund does not intend to invest more than 25% of its net assets in the obligations of borrowers in any single industry, except that, under normal market conditions, the Fund invests more than 25% of its net assets in debt obligations of companies operating in the industry group consisting of financial institutions and their holding companies, including commercial banks, thrift institutions, insurance companies and finance companies.

IV. The following paragraph replaces the fourth paragraph under the “Floating Rate Corporate Investments” risk under the sub-section “Risks Related to Principal Strategies” under Item 9:

No active trading market may exist for some corporate loans and some corporate loans may be subject to restrictions on resale. A secondary market in corporate loans may be subject to irregular trading activity, wide bid/ask spreads and extended trade settlement periods (sometimes longer than seven days), which may impair the ability to accurately value existing and prospective investments and to realize in a timely fashion the full value on the sale of a corporate loan. In addition, the Fund may not be able to readily sell its corporate loans at prices that approximate those at which the Fund could sell such loans if they were more widely held and traded. As a result of such potential illiquidity, the Fund may have to sell other investments or engage in borrowing transactions if necessary to raise cash to meet its obligations.  If these options are not available for the Fund, shareholders may experience a delay in receiving redemption proceeds.

V.   The following disclosure replaces “Extension” risk under the sub-section “Risks Related to Principal Investment Strategies” under Item 9:

Extension

The market value of some debt securities will be adversely affected when bond calls or prepayments on underlying mortgages or other assets are less or slower than anticipated, particularly when interest rates rise. When that occurs, the effective maturity date of the Fund's investment is extended, resulting in an increase in interest rate sensitivity to that of a longer-term instrument. Such extension may also effectively lock-in a below market interest rate and reduce the value of the debt security.

VI. The following is added to the sub-section “Portfolio Manager” under Item 10(a):

Alex G. Yu, CFA  Portfolio Manager of Advisers

Mr. Yu has been a portfolio manager of the Fund since March 2016, providing research and advice on the purchases and sales of individual securities, and portfolio risk assessment. He joined Franklin Templeton Investments in 2005.

SUPPLEMENT DATED March 4, 2016

TO THE pART B dated DECEMBER 29, 2015

OF

Franklin Middle Tier Floating Rate Fund

Franklin Lower Tier Floating Rate Fund

(series of Franklin Floating Rate Master Trust)

Part B is amended as follows:

I.   The following replaces the sub-section “Corporate Loans, Assignments and Participations – Lack of publicly available information and ratings” under Item 16(b):

Potential lack of investor protections under federal and state securities laws.  If a corporate loan purchased by the Fund is not considered to be a “security”, the Fund will not receive the same investor protections with respect to such investment that are available to purchasers of investments that are considered “securities” under federal and state securities laws.

Lack of publicly available information and ratings.  Many corporate loans in which the Fund may invest may not be rated by a rating agency, will not be registered with the SEC or any state securities commission and will not be listed on any national securities exchange. The amount of public information available with respect to corporate loans will generally be less than that available for registered or exchange listed securities. In evaluating the creditworthiness of borrowers, the investment manager may consider, and may rely in part, on analyses performed by others. Corporate loans held by the Fund directly or as a participation interest or assignment of the loan may be assigned ratings below investment grade by a rating agency, or be unrated but judged by the investment manager to be of comparable quality.

II.  The fourth paragraph under the sub-section “Policies and Procedures Regarding the Release of Portfolio Holdings” under Item 16(b) is deleted in its entirety.

III. The following is added to the table under the sub-section “Portfolio Managers” under Item 20.

Name	Number of Other Registered Investment Companies Managed[1]	Assets of Other Registered Investment Companies Managed (x $1 million)[1]	Number of Other Pooled Investment Vehicles Managed[2]	Assets of Other Pooled Investment Vehicles Managed (x $1 million)[2]	Number of Other Accounts Managed[2]	Assets of Other Accounts Managed (x $1 million)[2]
Alex Yu3	0	N/A	2	3,232.2	5[4]	1,111.4

3           Information for Mr. Yu is as of January 31, 2016.

4           Of these accounts, Mr. Yu manages one other account with $289.4 million in assets with a performance fee.

IV.  The following is added to the table under the sub-section “Ownership of Fund shares” under Item 20.

Portfolio Manager	Dollar Range of Fund Shares Beneficially Owned
Alex Yu	None

FRANKLIN FLOATING RATE MASTER TRUST

File Nos. 811-09869

PART C

OTHER INFORMATION

Item 28. Exhibits.

The following exhibits are incorporated by reference to the previously filed document indicated below, except as noted:

(a)	Agreement and Declaration of Trust

(i)

Second Amended and Restated Agreement and Declaration of Trust of Franklin Floating Rate Master Trust, a Delaware statutory trust, dated October 18, 2006

Filing: Amendment No. 7 to the Registration Statement of Form N-1A

File No. 811-09869

Filing Date: November 30, 2007

(ii)

Certificate of Amendment of Agreement and Declaration of Trust of Franklin Floating Rate Master Trust, a Delaware Statutory Trust, dated October 21, 2008

Filing: Amendment No. 8 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 26, 2008

(b)	By-Laws

(i)

Second Amended and Restated By-Laws of Franklin Floating Rate Master Trust, a Delaware Statutory Trust effective as of October 18, 2006

Filing: Amendment No. 7 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 30, 2007

(c)	Instruments Defining Rights of Security Holders

(i)	Amended and Restated Agreement and Declaration of Trust

(a)	Article III, Shares
(b)	Article V, Shareholders' Voting Powers and Meetings
(c)	Article VI, Net Asset Value; Distributions; Redemptions; Transfers
(d)	Article VIII, Certain Transactions - Section 4
(e)	Article X, Miscellaneous – Section 4

(ii)	Amended and Restated By-Laws

(a)	Article II – Meetings of Shareholders
(b)	Article VI, Records and Reports – Section 1,2 and 3
(c)	Article VII, General Matters: - Sections 3, 4, 6, 7
(d)	Article VIII, Amendment – Section 1

(iii)	Part B: Statement of Additional Information – Item 22

(d)	Investment Advisory Contracts

(i)

Amended and Restated Investment Advisory Agreement between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Advisers, Inc. dated March 1, 2015

Filing: Amendment No. 22 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: June 30, 2015

(ii)

Investment Management Agreement between Registrant on behalf of Franklin Middle Tier Floating Rate Fund and Franklin Advisers, Inc. dated September 15, 2015

Filing: Amendment No. 23 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 4, 2015

(iii)

Investment Management Agreement between Registrant on behalf of Franklin Lower Tier Floating Rate Fund and Franklin Advisers, Inc. dated September 15, 2015

Filing: Amendment No. 23 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 4, 2015

(e)	Underwriting Contracts

Not Applicable

(f)	Bonus or Profit Sharing Contracts

Not Applicable

(g)	Custodian Agreements

(i)	Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996 Filing: Registration Statement on Form N-2 File No. 811-09869 Filing Date: March 24, 2000

(ii)

Amendment dated May 7, 1997 to Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Registration Statement on Form N-2

File No. 811-09869

Filing Date: March 24, 2000

(iii)

Amendment dated February 27, 1998 to Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Registration Statement on Form N-2

File No. 811-09869

Filing Date: March 24, 2000

(iv)	Amendment dated February 4, 2016 to Exhibit A of the Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

(v)

Amendment dated May 16, 2001 to Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 3 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: November 29, 2001

(vi)	Amendment dated February 4, 2016 to Schedule 1 of the Amendment dated May 16, 2001, to Master Custody Agreement dated February 16, 1996 between Registrant and The Bank of New York Mellon

(vii)

Amended and Restated Foreign Custody Manager Agreement dated May 16, 2001 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 3 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: November 29, 2001

(viii)	Amendment dated February 8, 2016 to Schedule 1 of the Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon

(ix)

Amendment dated November 19, 2014 to Schedule 2 of the Foreign Custody Manager Agreement dated May 16, 2001 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 21 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 26, 2014

(x)	Terminal Link Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon Filing: Registration Statement on Form N-2 File No. 811-09869 Filing Date: March 24, 2000

(xi)	Amendment dated February 4, 2016 to Exhibit A of the Terminal Link Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

(h)	Other Material Contracts

(i)

Amended and Restated Transfer Agent and Shareholder Services Agreement dated June 1, 2014 between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Templeton Investors Services, LLC

Filing: Amendment No. 20 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: September 29, 2014

(ii)

Subcontract for Fund Administrative Services between Franklin Advisers, Inc. and Franklin Templeton Services, LLC dated May 1, 2014

Filing: Amendment No. 21 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 26, 2014

(iii)

Subcontract for Fund Administrative Services on behalf of Franklin Middle Tier Floating Rate Fund and Franklin Lower Tier Floating Rate Fund between Franklin Advisers, Inc. and Franklin Templeton Services, LLC dated September 15, 2015

Filing: Amendment No. 23 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 4, 2015

(iv)

Placement Agent Agreement between the Registrant on behalf of Franklin Middle Tier Floating Rate Fund and Franklin Lower Tier Floating Rate Fund and Franklin Templeton Financial Services, Inc. dated September 15, 2015

Filing: Amendment No. 23 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 4, 2015

(i)	Legal Opinion

Not Applicable

(j)	Other Opinions

Not Applicable

(k)	Omitted Financial Statements

Not Applicable

(l)	Initial Capital Agreements

(i)	Letter of Understanding dated March 24, 2000 from Franklin Resources, Inc. Filing: Amendment No. 1 to the Registration Statement on Form N-2 File No. 811-09869 Filing Date: May 15, 2000

(ii)	Letter of Understanding dated March 24, 2000 from Templeton Investment Counsel, Inc. Filing: Amendment No. 1 to the Registration Statement on Form N-2 File No. 811-09869 Filing Date: May 15, 2000

(m)	Rule 12b-1 Plan

Not Applicable

(n)	Rule 18f-3 Plan

Not Applicable

(p)	Code of Ethics

(i)	Code of Ethics dated May 1, 2013 Filing: Amendment No. 20 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: September 29, 2014

(q)	Power of Attorney

(i)	Power of Attorney dated June 13, 2013 Filing: Amendment No. 19 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: November 27, 2013

(ii)	Power of Attorney dated October 1, 2014 – Mary C. Choksi Filing: Amendment No. 21 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: November 26, 2014

Item 29.  Persons Controlled by or Under Common Control with the Fund

None

Item 30.  Indemnification

The Amended and Restated Agreement and Declaration of Trust (the "Declaration") provides that any person who is or was a Trustee, officer, employee or other agent, including the underwriter, of such Trust shall be liable to the Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person's own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person (such conduct referred to herein as Disqualifying Conduct) and for nothing else. Except in these instances and to the fullest extent that limitations of liability of agents are permitted by the Delaware Statutory Trust Act (the "Delaware Act"), these Agents (as defined in the Declaration) shall not be responsible or liable for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter. Moreover, except and to the extent provided in these instances, none of these Agents, when acting in their respective capacity as such, shall be personally liable to any other person, other than such Trust or its shareholders, for any act, omission or obligation of the Trust or any trustee thereof.

The Trust shall indemnify, out of its property, to the fullest extent permitted under applicable law, any of the persons who was or is a party, or is threatened to be made a party to any Proceeding (as defined in the Declaration) because the person is or was an Agent of such Trust. These persons shall be indemnified against any Expenses (as defined in the Declaration), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the Proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the person's conduct was unlawful. There shall nonetheless be no indemnification for a person's own Disqualifying Conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a Trustee, officer or controlling person of the Trust in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with securities being registered, the Trust may be required, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court or appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.  Business and Other Connections of the Investment Adviser

The officers and directors of Franklin Advisers, Inc., (Advisers), Registrant's investment manager, also serve as officers and/or directors/trustees for (1) Advisers' corporate parent, Franklin Resources, Inc., and/or (2) other investment companies in Franklin Templeton Investments. For additional information please see Part B and Schedules A and D of Form ADV of Advisers (SEC File 801-26292), incorporated herein by reference, which sets forth the officers and directors of Advisers and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Item 32.  Principal Underwriters

Not Applicable

Item 33.  Location of Accounts and Records

The accounts, books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 are kept by the Fund at One Franklin Parkway, San Mateo, CA  94403-1906 or its shareholder service agent, Franklin Templeton Investor Services LLC, at 3344 Quality Drive, Rancho Cordova, CA 95670-7313.

Item 34.  Management Services

There are no management-related service contracts not discussed in Part A or Part B.

Item 35.  Undertakings

Not Applicable

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, and the State of California, on the 3rd day of March, 2016.

FRANKLIN FLOATING RATE MASTER TRUST

(Registrant)

By: /s/Karen L. Skidmore

Karen L. Skidmore

Vice President and Secretary

FRANKLIN FLOATING RATE MASTER TRUST

REGISTRATION STATEMENT

EXHIBITS INDEX

The following exhibits are attached:

EX-99.(g)(iv)	Amendment dated February 4, 2016 to Exhibit A of the Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

EX-99.(g)(vi)	Amendment dated February 4, 2016 to Schedule 1 of the Amendment dated May 16, 2001, to Master Custody Agreement dated February 16, 1996 between Registrant and The Bank of New York Mellon

EX-99.(g)(viii)	Amendment dated February 8, 2016 to Schedule 1 of the Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon

EX-99.(g)(xi)	Amendment dated February 4, 2016 to Exhibit A of the Terminal Link Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon